                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*


                                  OPTIKA INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  68 3973 101
                        ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))

                              (Page 1 of 5 Pages)

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CUSIP NO. 68 3973 101
---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            151,086

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             83,586

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          67,500

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    151,086 shares.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN.
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1

     (a) Name of Issuer:

               Optika, Inc.


     (b) Address of Issuer's Principal Executive Offices:

               7450 Campus Drive, Second Floor
               Colorado Springs, CO 80920


Item 2

     (a) Name of Person Filing:

               Malcom D. Thomson

     (b) Address of Principal Business Office or, if none, Residence:

               7450 Campus Drive, Second Floor
               Colorado Springs, CO 80920


     (c) Citizenship:

               See Row 4 of cover page.


     (d) Title of Class of Securities:

               Common Stock, Par Value $.001 per share


     (e) CUSIP Number:

               68 3973 101


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               Not Applicable

Item 4. Ownership.

     (a)  Amount beneficially owned:  See Row 9 of cover page.

     (b)  Percent of class:  See Row 11 of cover page.

     (c)  Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote: See Row 5 of cover page.

          (ii) Shared power to vote or to direct the vote: See Row 6 of cover page.

          (iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page.

          (iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.


Item 8.  Identification and Classification of Members of the Group.

               Not Applicable.


Item 9.  Notice of Dissolution of a Group

               Not Applicable.


Item 10. Certification

               Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 1999

/s/ Malcom D. Thomson
---------------------------------
Malcom D. Thomson